EXHIBIT 10.22
Tekelec
Summary of 2010 Compensation Arrangements for Executive Officers
Set forth below is a summary of the compensation payable by Tekelec (“Tekelec” or the “Company”) as of December 31, 2010 to its former President and Chief Executive Officer and to its other executive officers who were employed by Tekelec as of such date (collectively, the “Executive Officers”).
Base Salaries. The Executive Officers received base salaries at the annual rates indicated below:

Annual
Base Salary
Rate as of
Name and Position	12/31/10
Franco Plastina, former President and Chief Executive Officer(1)	$570,000
Gregory S. Rush, Senior Vice President and Chief Financial Officer	$290,000
Ronald J. de Lange, Executive Vice President, Global Product Solutions	$310,000
Stuart H. Kupinsky, Senior Vice President, Corporate Affairs and General Counsel	$310,000
Wolrad Claudy, Executive Vice President, Global Sales	$271,743 (2)
Marykay Wells, Vice President, Information Technology and Chief Information Officer	$237,000
David Rice, Senior Vice President, Operations	$270,000
Yusun K. Riley, Chief Marketing Officer	$250,000
The Board of Directors (upon the recommendation of the Compensation Committee) may from time to time adjust the foregoing base salaries.
Incentive Awards. The Executive Officers are eligible to participate in the Company’s cash and equity incentive compensation plans pursuant to the terms of such plans.
Severance Compensation. The Executive Officers are eligible to receive severance compensation and benefits under the Company’s 2007 Officer Severance Plan, as amended, if their employment is terminated under certain conditions.
Other Compensation. The Executive Officers who elect to participate in the Company’s 401(k) Plan are entitled to receive certain Company matching contributions under the 401(k) Plan. The Company also pays premiums for group term life insurance for the benefit of the Executive Officers. The Executive Officers are also eligible to receive such other compensation as may from time to time be determined by the Compensation Committee or by the Board of Directors, as applicable.
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(1)	Mr. Plastina resigned as President and Chief Executive Officer as of January 4, 2011. On that date, Krish A. Prabhu was appointed as the Interim President and Chief Executive Officer of the Company at an annual base salary rate of $570,000.

(2)	As reported in the Company’s Proxy Statement with respect to its 2010 Annual Meeting of Shareholders, as filed with the Securities and Exchange Commission on April 7, 2010, and based on an average Euro to dollar exchange rate of 1.393553 for 2009.